CLEVER LEAVES HOLDINGS INC. EXECUTIVE COMPENSATION CLAWBACK POLICY

a.Purpose. The purpose of this Policy is to set forth the circumstances under which Executive Officers of the Company will be required to repay or return certain Excess Awarded Compensation to members of the Company Group. The Board has adopted this Policy in accordance with the Clawback Rule and the Listing Rule and it is intended to comply with, and shall be interpreted to be consistent with, each of the foregoing. The Company may require each Executive Officer to sign and return to the Company an Acknowledgement Form, substantially in the form attached hereto as Exhibit A, pursuant to which such Executive Officer will agree to be bound by the terms of, and to comply with, this Policy.

b.Definitions. As used in this Policy, the following words and phrases have the meanings specified below:

(i)“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements of the Company that is material to the previously issued financial statements of the Company, or (ii) that corrects an error that is not material to previously issued financial statements of the Company, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(ii)“Board” means the Board of Directors of the Company.

(iii)“Clawback Rule” means Section 10D of the Exchange Act and the rules and regulations promulgated thereunder, each as may be amended from time to time.

(iv)“Commission” means the U.S. Securities and Exchange Commission.

(v)“Committee” means the Compensation Committee of the Board, or if so designated by the Board, any other committee of the Board (or group of Board members) consisting entirely of independent directors1, in which case references herein to the Committee shall be deemed to be references to such committee of the Board.

(vi)“Company” means Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada

(vii)“Company Group” means the Company, together with each of its direct and indirect parents and subsidiaries.

(viii)“Covered Executive Officer” means, with respect to any Incentive-Based Compensation, each current and former Executive Officer who serves, or served, as an Executive

1 Note to Draft: “Independent Directors” are determined by reference to the Nasdaq standards.

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Oﬃcer at any time during the performance period in respect of which such Incentive-Based Compensation is Received by such Executive Officer.

(ix)“Covered Period” means, with respect to any Accounting Restatement, the three (3) completed Fiscal Years of the Company immediately preceding the Restatement Date and any Transition Period of less than nine (9) months within or immediately following those three (3) completed Fiscal Years.

(x)“Effective Date” means [December 1, 2023].

(xi)“Excess Awarded Compensation” means, with respect to a Covered Executive Officer, the amount of Incentive-Based Compensation Received by the Covered Executive Officer (after the Covered Executive Officer became an Executive Officer) during a Covered Period that exceeds the amount of Incentive-Based Compensation that the Covered Executive Officer would have Received had it been determined based on the Accounting Restatement, and computed without regard to any taxes paid by the Covered Executive; provided that, for Incentive-Based Compensation that is based on or otherwise derived from the Company’s stock price or total shareholder return where the amount of Excess Awarded Compensation is not subject to mathematical recalculation directly from information in the applicable Accounting Restatement, the amount that would have been Received shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, upon which the Incentive-Based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the Exchange). Notwithstanding the foregoing, compensation amounts shall only be considered “Excess Awarded Compensation” for purposes of the Policy if such compensation is Received (i) while the Company has a class of securities listed on a national securities exchange or a national securities association and (ii) on or after October 2, 2023.

(xii)“Exchange” means The Nasdaq Stock Market.

(xiii)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(xiv)“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company, including any employee or service provider of the Company who is subject to Section 16 of the Exchange Act. Individuals who serve in such roles or perform such functions for the Company’s parent(s) or subsidiaries shall be deemed executive officers of the Company if they perform such policy making functions for the Company.

(xv)“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measure that is derived wholly or in part from such measure,

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(ii) the Company’s stock price and (iii) the Company’s total shareholder return (in each case, regardless of whether such measure is presented within the Company’s financial statements or included in a filing with the Commission).

(xvi)“Fiscal Year” means the Company’s fiscal year; provided that a Transition Period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months will be deemed a completed fiscal year.

(xvii)“Incentive-Based Compensation” means any compensation (whether cash or equity-based) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, and may include, but shall not be limited to, performance bonuses, commissions, or long-term incentive awards such as stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units or other equity- based awards, whether or not granted under the Company’s equity incentive plans. For the avoidance of doubt, Performance-Based Compensation does not include any compensation to the extent that it is (i) granted, earned, or vested exclusively upon completion of a specified employment period, without any performance condition (even if such compensation is in the form of equity-based awards), (ii) discretionary, or (iii) based on subjective goals or goals that do not constitute Financial Reporting Measures

(xviii)“Listing Rule” means Listing Rule 5608, as promulgated by The Nasdaq Stock Market LLC, as such rule may be amended from time to time.

(xix)“Policy” means this Clever Leaves Holdings Inc. Executive Compensation Clawback Policy, as may be amended from time to time.

(xx)“Received” means, with respect to Incentive-Based Compensation, the date of deemed receipt, and for purposes of the foregoing, Incentive-Based Compensation shall be deemed Received in the Fiscal Year during which the applicable Financial Reporting Measure is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(xxi)“Restatement Date” means the earlier to occur of (i) the date that the Board, a committee of the Board, or an officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

(xxii)“Transition Period” means any transition period that results from a change in the Company’s Fiscal Year within or immediately following the three (3) completed Fiscal Years immediately preceding the Restatement Date.

a.Administration. This Policy shall be administered by the Committee. The Committee has full authority to interpret, construe and enforce this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by this Policy. Any

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members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent permitted under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

b.Recovery of Excess Awarded Compensation.

(i)Recovery of Excess Awarded Compensation. In the event of an Accounting Restatement, the Committee shall reasonably promptly and in all events no later than ninety (90) days after the date the Company files its Accounting Restatement with the U.S. Securities and Exchange Commission determine the amount of any Excess Awarded Compensation for each Covered Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Covered Executive Officer with a written notice identifying the amount of Excess Awarded Compensation and a demand for repayment or return, as applicable.

(ii)Forms of Recovery. The Committee shall determine, in its sole discretion, and in a manner that effectuates the purpose of the Clawback Rule and the Listing Rule, the method(s) for recovering any Excess Awarded Compensation hereunder in accordance with Section 4(a) above, which may include: (i) requiring cash reimbursement; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (iii) offsetting the amount to be recouped from any compensation otherwise owed by the Company to the applicable Covered Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; or (v) taking any other remedial and recovery action permitted by law, as determined by the Committee. Any reduction, cancellation or forfeiture of any compensation shall be done in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, except as set forth in Section 4(e) below, in no event may the Company Group accept an amount that is less than the amount of Excess Awarded Compensation in satisfaction of a Covered Executive Officer’s obligations hereunder.

(iii)Covered Executive Officer’s Failure to Repay. If a Covered Executive Officer fails to repay all Excess Awarded Compensation to the Company Group when due (as determined in accordance with Section 4(b) above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Excess Awarded Compensation from the applicable Covered Executive Officer (including suing for repayment and/or enforcing such Covered Executive Officer’s obligation to make payment through the reduction or cancellation of outstanding and future compensation). The applicable Covered Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Excess Awarded Compensation in accordance with the immediately preceding sentence.

(iv)No Indemnification. No member of the Company Group shall be permitted to indemnify any Covered Executive Officer against (i) the loss of any Excess Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy (including, for the avoidance of doubt, any advancement of costs related to such enforcement). Further, no member

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of the Company Group shall enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Excess Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

(v)Exceptions to Recovery. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if any of the following conditions are met and the Committee determines that recovery would be impracticable:

1.The direct expenses paid to a third party to assist in enforcing the Policy against a Covered Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Excess Awarded Compensation, and the Committee has documented such attempt(s) and provided such documentation to the Exchange;

2.Recovery would violate the home country law of the Company, where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Excess Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and a copy of the opinion is provided to the Exchange; or

3.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13), and the regulations thereunder, or 26 U.S.C. 411(a), and the regulations thereunder.

c.Amendment; Termination. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws (including the Clawback Rule), Commission rule or the Listing Rule. The Board may terminate this Policy at any time in its discretion. Notwithstanding anything in this Section 5 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any United States securities laws (including the Clawback Rule), Commission rule or the Listing Rule. This Policy automatically shall terminate upon a “Change in Control” (as defined in the Company’s 2020 Incentive Award Plan, as amended, or any successor thereto), which results in the Company’s securities no longer being traded on an established securities exchange.

d.Inducement of Executive Officers. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy.

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e.Filing Requirements. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws, including disclosures required by Commission filings.

f.Non-Exclusivity. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group; provided, however, that any amounts recouped under any other policy that are subject to clawback under this Policy shall be considered recovered by the Company Group for purposes of this Policy and vice versa.

g.Effective Date. This Policy shall be effective as of the Effective Date.

h.Successors. This Policy shall be binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

i.Governing Law; Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the [Court of Chancery of the State of Delaware] or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware.

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